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                                                                 Exhibit 23.2




                     CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Form 8-K of Prison Realty Corporation of our report dated February 16, 1998 relating to the financial statements of Corrections Corporation of America and Subsidiaries included in Corrections Corporation of America's Form 10-K, as amended, for the year ended December 31, 1997 incorporated by reference in Prison Realty Corporation's previously filed Registration Statement on Form S-4, as amended (File Number 333-65017). It should be noted that we have not audited any financial statements of Corrections Corporation of America subsequent to December 31, 1997 or performed any audit procedures subsequent to the date of our report.



                                                 ARTHUR ANDERSEN LLP


Nashville, Tennessee
December 29, 1998